Exhibit 99.1

From:         EnviroStar, Inc.
290 NE 68 Street
Miami, FL  33138
Henry M. Nahmad  (305) 754-4551
Venerando Indelicato  (813) 814-0722
FOR RELEASE: at 9:00AM, Monday, September 21, 2015
EnviroStar, Inc. Announces Year End Results
Company Reports Record Earnings

Miami, FL – September 21, 2015 – EnviroStar, Inc. (NYSE MKT:EVI) today reported  revenues and earnings for the year ended June 30, 2015.
Revenues for fiscal 2015 were $30,754,570, a decrease of 9.1% over last year's revenues of $33,833,418.  Net earnings increased by 3.2% to $1,671,817, or $.24 per share, a new record for the Company, compared to $1,620,304, or $.23 per share in fiscal 2014.
Venerando J. Indelicato, Chief Financial Officer of EnviroStar, Inc., stated:  "We are pleased to report another year of record earnings despite a slight decrease in revenues, mostly due to a customer's request to postpone delivery of a substantial order as a result of construction delays. We enter fiscal 2016 with a great degree of confidence. Our backlog is solid and growing, fortified by several large orders scheduled for shipment during the fiscal year. Additionally, we look forward to continued expansion of our Coin Laundry Division, which grew dramatically in fiscal 2015."
EnviroStar, Inc. through its subsidiaries is one of the nation's leading distributors of commercial and industrial laundry and dry cleaning equipment and steam boilers.
This press release contains certain information that is subject to a number of known and unknown risks and uncertainties that may cause actual results and trends to differ materially from those expressed or implied by the forward-looking statements.  Information concerning these factors are discussed in Company reports filed with the
Securities and Exchange Commission.

EnviroStar, Inc.

	EnviroStar, Inc.	(NYSE MKT: EVI)

	Year ended June 30,
	2015	2014

Revenues	$30,754,570	$33,833,418

Earnings before income taxes	2,682,748	2,604,725
Provision for income taxes	1,010,931	984,421

Net earnings	$1,671,817	$1,620,304

Basic and diluted earnings per share	$0.24	$0.23

Weighted average shares outstanding:
Basic and diluted	7,033,732	7,033,732